UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Penn Engineering & Manufacturing Corp.

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PENN ENGINEERING & MANUFACTURING CORP.

5190 Old Easton Road

Danboro, Pennsylvania 18916

May 11, 2005

Dear Stockholder:

We have previously mailed you proxy materials relating to our special meeting of stockholders that will be held on Tuesday, May 24, 2005, at 10:00 a.m., local time, at our offices, at Building 3, 5190 Old Easton Road, Danboro, Pennsylvania to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of January 17, 2005, among us, PEM Holding Co., an affiliate of Tinicum Capital Partners II, L.P., and PEM Merger Sub, Inc., a wholly owned subsidiary of PEM Holding Co., as amended by the Amendment to Agreement and Plan of Merger dated as of May 10, 2005, and the related merger as described in our proxy statement dated April 25, 2005. Your vote is important regardless of how many shares you hold.

Please read the information contained in this letter under “Additional Information,” which supplements the information contained in our proxy statement dated April 25, 2005 and should be read in conjuction with such proxy statement.

The special stockholders meeting to vote on the merger is less than two weeks away. Enclosed is a duplicate copy of the proxy card previously sent to all holders of our class A common stock. If you have previously voted and do not wish to change your vote because of the additional information provided herein, there is no need to take any further action. If you have previously voted and wish to change your vote, you may do so by completing, signing and dating the enclosed proxy card and returning it to us in the postage-paid envelope we have provided.

Thank you for your cooperation and continued support.

Sincerely,

Kenneth A. Swanstrom
Chairman of the Board and
Chief Executive Officer

OUR BOARD OF DIRECTORS CONTINUES ITS UNANIMOUS RECOMMENDATION THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE RELATED MERGER.

ADDITIONAL INFORMATION

Settlement of Litigation Regarding Merger

The following information supplements the section captioned “The Merger – Litigation Relating to the Merger” contained in our Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 25, 2005, which we refer to herein as the “proxy statement” and should be read in conjunction with such section:

On May 10, 2005, Penn Engineering & Manufacturing Corp., which we refer to herein as “Penn Engineering,” “we,” “us” or “our,” reached a tentative agreement to settle three purported class action lawsuits filed in the Delaware Court of Chancery against us and our directors. One of the complaints also names Tinicum Capital Partners II, L.P., which we refer to herein as “Tinicum,” and its affiliate PEM Holding Co., which we refer to herein as “PEM Holding,” as co-defendants. The complaints purport to be class actions filed on behalf of holders of our common stock and class A common stock arising from certain alleged actions by us and our directors and, in one case, Tinicum and PEM Holding in connection with our proposed merger with a subsidiary of PEM Holding. A memorandum of understanding setting forth the terms of the settlement of all claims in the three lawsuits was entered into by the plaintiffs and the named defendants, including Tinicum and PEM Holding, as of May 10, 2005. Among other conditions, the settlement is subject to negotiation of final settlement documentation and court approval. Pursuant to the memorandum of understanding, we agreed to provide the additional information contained herein to our stockholders as of April 25, 2005, the record date of our special meeting, and reduce the expense reimbursement amount in the merger agreement from $5.0 million to $4.0 million.

Additional Information Regarding Background of the Merger

The following information supplements the section captioned “The Merger – Background of the Merger” contained in the proxy statement and should be read in conjunction with such section:

In early June 2003, Kenneth A. Swanstrom met with Daryl L. Swanstrom to apprise her of his possible interest in considering a sale of Penn Engineering. At this meeting, Ms. Swanstrom informed Mr. Swanstrom that she also would be interested in selling shares of our common stock and class A common stock that she controlled, primarily because she wanted to repay certain outstanding debt and diversify her assets, a substantial portion of which is comprised of our common stock and class A common stock.

In July 2003, Kenneth A. Swanstrom, Daryl L. Swanstrom, Martin Bidart, Mark W. Simon and Frederick W. Dreher, as the members of a working group, interviewed three investment banking firms, all of which are headquartered in New York City. Gleacher Partners LLC, which we refer to in herein as Gleacher, was one of the three investment banking firms interviewed and was eventually engaged to be Penn Engineering’s financial advisor in September 2003. Kenneth A. Swanstrom, our chairman of the board and chief executive officer, selected the persons constituting the working group that interviewed the investment banking firms and reported on the interviews to our board of directors. In addition to himself, he selected Martin Bidart, our president and chief operating officer, and Mark W. Simon, our senior vice president and chief financial officer, because of their in-depth knowledge of Penn Engineering through their respective roles as senior executive officers. He also selected Daryl L. Swanstrom because of her control of a significant amount of shares of our common stock and class A common stock and her long-time involvement as a director. Mr. Swanstrom selected Frederick W. Dreher, who has provided legal services to Penn Engineering for over 30 years, because of his experience in these types of transactions.

In late March 2004, Gleacher, with the assistance of our senior management, began preparing a confidential information memorandum and other materials describing Penn Engineering. Gleacher also developed a list of nearly 50 potential acquirors of Penn Engineering, including both strategic buyers and financial buyers. Of the list of potential acquirors, 29 were strategic buyers and 18 were financial buyers. In selecting potential strategic buyers, Gleacher primarily considered:

•	industrial businesses that were direct competitors of Penn Engineering;

•	industrial businesses for which our fastener or motors operations would be add-on or complementary businesses;

•	industrial businesses that made significant prior acquisitions of manufacturing operations in the past; and

•	financial capacity to effectuate an acquisition of this size.

In selecting potential financial buyers, Gleacher primarily considered:

•	potential buyers that previously expressed interest publicly or to Gleacher in acquiring industrial businesses; and

•	financial capacity to complete and interest in acquisitions of this size.

On May 14, 2004, Gleacher began to contact potential buyers to determine their interest in considering the acquisition of Penn Engineering. All interested parties were provided with a form of confidentiality agreement for execution as a condition to receiving the confidential information memorandum and other materials. This process continued until July 7, 2004, the deadline Gleacher had established for receipt of indications of interest. Confidentiality agreements were initially executed with 23 potential acquirors. Of these potential acquirors that signed confidentiality agreements, 11 were strategic buyers and 12 were financial buyers.

Gleacher was generally aware of Tinicum and its founder, and principals of Gleacher had contact with Tinicum’s founder in the past. Gleacher also was aware that affiliates of Tinicum had made equity investments in manufacturing companies in the past. However, to Gleacher’s knowledge, Tinicum had never acquired control of a publicly traded company of Penn Engineering’s size. In addition, Gleacher was not aware that Tinicum had raised $600 million in committed equity capital funds in May 2004 for the purpose of funding acquisitions. Our senior management was also aware of Tinicum’s founder and several of Tinicum’s principals because such persons were previously executive officers and/or directors of another major fastener manufacturer. However, our senior management was not aware that these principals were associated with an entity that would be interested in acquiring manufacturing companies. For the foregoing reasons, Tinicum was not on the list of potential acquirors and was not initially approached about signing a confidentiality agreement.

No material relationship existed during the past two years or is mutually understood to be contemplated between Gleacher or its affiliates, on the one hand, and Tinicum or its affiliates, on the other hand. No material relationship existed during the past two years or is mutually understood to be contemplated between Houlihan Lokey Howard & Zukin Financial Advisors, Inc., which we refer to herein as Houlihan Lokey, or its affiliates, on the one hand, and Tinicum or its affiliates, on the other hand, except that Houlihan Lokey was retained in August 2003 by an affiliate of Tinicum to provide certain valuation advice with respect to another affiliate of Tinicum, for which Houlihan Lokey received a customary fee. There was also no conflict of interest between Tinicum or its affiliates, on the one hand, and Duane Morris LLP or Morgan, Lewis & Bockius LLP, on the other hand. There was also no conflict of interest between us, our affiliates or our directors, on the one hand, and (i) Gleacher or its affiliates, (ii) Houlihan Lokey or its affiliates or (iii) Morgan, Lewis & Bockius LLP, on the other hand.

The merger agreement and the transactions contemplated thereby were the product of extensive arms-length negotiations between our senior management and, with respect to certain issues impacting our public stockholders, including issues concerning deal protection and solicitation of alternative offers, the special committee under the leadership of its chairman, John J. Sickler, in cooperation with one another and Tinicum. Our senior management, which consists of Kenneth A. Swanstrom, Martin Bidart and Mark W. Simon, also consulted with and received input from the special committee through John J. Sickler on issues relating to price during the negotiations. All direct communications concerning the negotiation of business points were communicated to representatives of Tinicum through representatives of Gleacher acting at the direction of our senior management. Likewise, all direct communications concerning legal issues were communicated to Tinicum’s legal counsel through Duane Morris and Morgan Lewis, acting at the direction of our senior management and the special committee, respectively. Houlihan Lokey was not asked to and did not participate in any negotiations. Its role was limited to rendering an opinion as to fairness of the merger consideration to our public stockholders from a financial point of view.

At its November 18, 2004 meeting, our board of directors also determined not to pursue further the viability of an ESOP pending the completion of Tinicum’s due diligence review and negotiations with Tinicum because, despite positive tax attributes associated with an ESOP:

•	it was unlikely that an ESOP could offer a price competitive with Tinicum’s indication of interest;

•	the pending retirement of three members of senior management in the absence of identified replacements and the likely need to find one or more equity investors that, because of applicable rules, could not have ownership control despite a large investment created a significant risk that an ESOP transaction was not viable; and

•	an ESOP transaction would likely take more time to complete than a sale transaction to an unaffiliated third party.

The conclusion that it was unlikely that an ESOP could offer a price competitive with Tinicum’s indication of interest was based upon the fact that only a limited amount of funds were available for contribution from our employee benefit plans to fund a potential acquisition. In addition to debt financing sources, it was the opinion of a financial advisor that had been consulted that an additional source of equity would have to be obtained. As a result of rules regulating ESOPs, the potential third party provider of equity would be limited in the amount of ownership it could have for its investment. Based upon this limitation and the low valuation ranges for us informally mentioned to Gleacher by financial buyers that did not provide written indications of interest, it was believed that it was unlikely that an ESOP could find a third party equity source that would permit an ESOP to come close to matching the price that Tinicum was proposing. The belief that an ESOP transaction would likely take more time to complete than a sale transaction to an unaffiliated third party was based upon input provided by several attorneys that structure these types of transactions.

On January 4 and 5, 2005, Tinicum and Gleacher held negotiations regarding the previously indicated price of $18.75 per share. Tinicum proposed a reduction in the previously indicated price, based on its due diligence findings as well as Penn Engineering’s estimated 2004 financial results, which, while significantly improved from the last several years, were less than the projections previously provided to Tinicum, due primarily to higher than anticipated Sarbanes-Oxley compliance and legal and professional costs at the corporate level, increased provisions for slow moving and obsolete inventory in our manufacturing and distribution operations and lower than anticipated sales in our distribution operations. Specifically, Penn Engineering’s estimated EBITDA for 2004, which represents operating profit plus depreciation and amortization, was reduced from the original estimate of approximately $41 million in November 2005 when Tinicum provided its initial written indication of interest to approximately $38 million in December 2005 and again to approximately $37.5 million in January 2005. Tinicum based the price that it was willing to pay in the merger in part upon financial models that took into account expected 2004 financial results. After extensive negotiations with Gleacher, Tinicum indicated that it would be prepared to pay $18.25 per share for us.

Additional Information Regarding Houlihan Lokey’s and Gleacher’s Fairness Opinion

The following information supplements the sections captioned “The Merger – Houlihan Lokey’s Fairness Opinion” and “The Merger – Gleacher’s Fairness Opinion” contained in the proxy statement and should be read in conjunction with such sections:

We furnished certain financial forecasts to Gleacher and Houlihan Lokey in connection with their reviews of us. In addition to the Financial Projections that appear on pages 37 to 40 of the proxy statement, the financial projections below were made available to Houlihan Lokey and Gleacher.

We did not prepare the forecasts that were provided to Gleacher and Houlihan Lokey with a view to public disclosure and they are included herein only because this information was furnished to Gleacher and Houlihan Lokey. We did not prepare the forecasts that were provided to Gleacher and Houlihan Lokey with a view towards compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

THE PROJECTED FINANCIAL INFORMATION SET FORTH HEREIN NECESSARILY REFLECTS NUMEROUS ASSUMPTIONS WITH RESPECT TO GENERAL BUSINESS AND ECONOMIC CONDITIONS AND OTHER MATTERS, MANY OF WHICH ARE INHERENTLY UNCERTAIN OR BEYOND OUR CONTROL, AND DOES NOT TAKE INTO ACCOUNT ANY CHANGES TO OUR OPERATIONS OR CAPITAL STRUCTURE THAT MAY RESULT FROM THE MERGER. IT IS NOT POSSIBLE TO PREDICT WHETHER THE ASSUMPTIONS MADE IN PREPARING THE PROJECTED FINANCIAL INFORMATION WILL BE VALID, AND ACTUAL RESULTS MAY PROVE TO BE MATERIALLY HIGHER OR LOWER THAN THOSE CONTAINED IN THE PROJECTIONS. THE INCLUSION OF THIS INFORMATION SHOULD NOT BE REGARDED AS AN INDICATION THAT WE, TINICUM, GLEACHER, HOULIHAN LOKEY OR ANYONE ELSE WHO RECEIVED THIS INFORMATION CONSIDERED IT A RELIABLE PREDICTOR OF FUTURE EVENTS AND THIS INFORMATION SHOULD NOT BE RELIED ON AS SUCH. NONE OF PENN ENGINEERING, TINICUM, GLEACHER, HOULIHAN LOKEY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS REGARDING SUCH PROJECTED FINANCIAL INFORMATION. THIS DOCUMENT CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO A NUMBER OF RISKS, UNCERTAINTIES AND ASSUMPTIONS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. SEE “CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION” ON PAGE 9 OF THE PROXY STATEMENT.

	2006		2007		2008		2009
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales
	(in thousands, except per share amounts and percentages)
Net Sales	$283,992	100.0%	$298,192	100.0%	$313,101	100.0%	$328,756	100.0%
Cost of Goods Sold	173,697	61.2%	182,382	61.2%	190,282	60.8%	199,138	60.6%
LIFO Adjustment(1)	273	0.1%	287	0.1%	302	0.1%	317	0.1%
Depreciation—Manufacturing	8,890	3.1%	9,335	3.1%	9,801	3.1%	10,292	3.1%

Gross Profit	101,131	35.6%	106,188	35.6%	112,716	36.0%	119,010	36.2%

Selling Expenses	17,050	6.0%	17,903	6.0%	18,798	6.0%	19,738	6.0%
Commissions	10,866	3.8%	11,409	3.8%	11,980	3.8%	12,579	3.8%
General & Administrative Expenses	28,076.77	9.9%	28,779	9.7%	29,498.16	9.4%	30,236	9.2%
Depreciation—General & Administrative	1,853	0.7%	1,946	0.7%	2,043	0.7%	2,145	0.7%

Total Cost & Expenses	240,706	84.8%	252,040	84.5%	262,703	83.9%	274,443	83.5%

Operating Profit	43,286	15.2%	46,152	15.5%	50,398	16.1%	54,313	16.5%
Other Income/Interest Expense	$—	0.0%	$—	0.0%	$—	0.0%	$—	0.0%

Income Before Tax	43,286	15.2%	46,152	15.5%	50,398	16.1%	54,313	16.5%
Income Taxes	13,851	4.9%	14,769	5.0%	16,127	5.2%	17,380	5.3%

Net Income	$29,434	10.4%	31,383	10.5%	$34,271	10.9%	$36,933	11.2%

Earnings per Share:
Basic	$1.64		$1.74		$1.90		$2.05
Diluted	$1.61		$1.71		$1.87		$2.02
Weighted Average Shares:
Basic	18,000		18,000		18,000		18,000
Diluted	18,300		18,300		18,300		18,300

EBITDA(2)	$54,029	19.0%	$57,432	19.3%	$62,242	19.9%	$66,749	20.3%

Working Capital as a % of sales	30.0%		30.0%		30.0%		30.0%
Working Capital	$85,198		$89,457		$93,930		$98,627
CAPEX	$7,000		$8,000		$8,000		$8,000

(1)	LIFO Adjustment represents an adjustment made as a result of our accounting for inventory on the last-in, first-out method.

(2)	For purposes of these financial projections, EBITDA represents operating profit plus depreciation and amortization. EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, which is commonly known as GAAP, and should not be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity. We consider EBITDA because we believe it is a commonly used measure of operating performance in the manufacturing industry. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as projected may not be comparable to EBITDA used by other companies.

	2006	2007	2008	2009
	(in thousands)
Operating Profit	$43,286	$46,152	$50,398	$54,313
Adjustments:
Depreciation	10,740	11,277	50,395	54,310
Amortization	3	3	3	3

EBITDA	$54,029	$57,432	$62,242	$66,749

The 2006 through 2009 projections we prepared were based on assumptions made by management of our three operating segments, PennEngineering Fastening Technologies, PennEngineering Motion Technologies and our distribution group, which we refer to as Arconix. To generate these projections, management used the 2005 financial projections that are disclosed on page 38 of the proxy statement as the starting point. Creating the projections is a bottom up process where each operating segment budgets its annual expenses based on projected revenues, as developed from marketing and sales forecasts. From the 2005 starting point, we increased the revenue line on a consolidated basis, 6% for 2006 over 2005, and then 5% each year thereafter. We maintained a constant variable cost as a percentage of sales developed from the 2005 projections, throughout the five year projection. We believed that we would be able to accomplish this through cost reductions and favorable absorption rates. We increased general and administrative expenses each year by one-half of the sales increases. Depreciation was maintained at levels, on a percentage basis, consistent with the 2005 projections. We maintained an effective tax rate of 32% throughout the periods.

Amendment of Requirement to Reimburse Expenses and Clarification of Obligation to Pay Termination Fee and Reimburse Expenses

The following information supplements the section captioned “The Merger Agreement – Termination Fee; Expenses” contained in the proxy statement and should be read in conjunction with such section:

As disclosed in the proxy statement, upon termination of the merger agreement under specified circumstances, we agreed in the merger agreement to pay PEM Holding Co. a termination fee of $10.0 million and/or reimburse PEM Holding Co. up to $5.0 million for costs and expenses. PEM Holding agreed to reimburse us up to $5.0 million for costs and expenses, other than any success fee owed to Gleacher, if the merger agreement is terminated because PEM Holding breached any representation, warranty, covenant or agreement in the merger agreement. On May 10, 2005, the merger agreement was amended to reduce the amount of costs and expenses that we or PEM Holding might be required to reimburse from $5.0 million to $4.0 million. A copy of the amendment is included as Appendix A to this letter.

As discussed above, upon termination of the merger agreement under specified circumstances, we have agreed to pay PEM Holding Co. a termination fee of $10.0 million and/or reimburse PEM Holding Co. up to $4.0 million for costs and expenses. One situation that would trigger our obligation to pay the termination fee and reimburse expenses of up to $4.0 million is under certain circumstances if we enter into any contract or agreement with respect to an acquisition proposal within twelve months of the termination of the merger agreement. However, this payment of the termination fee and reimbursement of expenses of up to $4.0 million will not be payable if we have previously been required to make such payment under the terms of the merger agreement. Accordingly, under no circumstances will we be required to make these payments twice.

Appendix A

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) made as of May 10, 2005, among PEM Holding Co., a Delaware corporation (“Purchaser”), PN Merger Sub, Inc., a Delaware corporation (“Sub”), and Penn Engineering & Manufacturing Corp., a Delaware corporation (the “Company”).

BACKGROUND:

Purchaser, Sub and the Company are parties to a certain Agreement and Plan of Merger dated as of January 17, 2005 (the “Agreement”).

Purchaser, Sub and the Company now desire to amend the Agreement as set forth in this Amendment. Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

NOW, THEREFORE, Purchaser, Sub and the Company, each intending to be legally bound hereby, agree as follows:

1. Section 6.6(h). The reference to “$5.0 million” in Section 6.6(h) shall be amended to “$4.0 million”.

2. Section 6.6(l). The reference to “$5.0 million” in Section 6.6(l) shall be amended to “$4.0 million”.

3. Miscellaneous.

3.1 All references to the Agreement in any documents and instruments executed by the parties in connection with the Agreement shall be deemed to refer to the Agreement as the same has been amended through the date hereof, and as the same may be amended in the future.

3.2 This Amendment may be executed in any number of counterparts and each such counterpart shall be deemed an original, but all such counterparts shall constitute but one and the same agreement.

3.3 The Agreement and this Amendment may be modified or amended by the parties hereto only by a written agreement executed by all parties.

3.4 Except as expressly amended hereby, all of the terms and provisions of the Agreement shall remain in full force and effect and are hereby ratified and confirmed in every respect. All references in the Agreement to “the Merger Agreement” or “this Agreement” shall be deemed to refer to the Agreement as amended by this Amendment.

3.5 This Amendment shall be governed by, and interpreted in accordance with, the Laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

PEM HOLDING CO.

By:	/s/ ERIC RUTTENBERG
Name:	Eric Ruttenberg
Title:	Chief Executive Officer and President

PN MERGER SUB, INC.

By:	/s/ ERIC RUTTENBERG
Name:	Eric Ruttenberg
Title:	Chief Executive Officer and President

PENN ENGINEERING & MANUFACTURING CORP.

By:	/S/ MARTIN BIDART
Name:	Martin Bidart
Title:	President and Chief Operating Officer

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